SCHEDULE 14C

SCHEDULE 14C INFORMATION

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The Vantagepoint Funds

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THE VANTAGEPOINT FUNDS

VANTAGEPOINT LOW DURATION BOND FUND

777 North Capitol Street, NE

Suite 600

Washington, DC 20002

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Directors (“Directors” or “Board”) of The Vantagepoint Funds (the “VP Funds”) to inform shareholders of the Vantagepoint Low Duration Bond Fund (the “Fund”) as of the record date below about recent changes related to the Fund’s subadvisory arrangements. The changes were approved by the Board on the recommendation of the Fund’s investment adviser, Vantagepoint Investment Advisers, LLC (“VIA”), without shareholder approval, as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”) dated May 8, 2000 (the “SEC Order”). We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.

This Information Statement is being made available on or about October 25, 2016 to shareholders of record of the Fund as of September 30, 2016 (the record date). At a meeting held on May 2, 2016, VIA recommended, and the Board approved, the liquidation and termination of each series of the VP Funds (including the Fund) (“VP Fund Liquidation”). The Fund was liquidated on October 7, 2016 (“Liquidation”). The information within this Information Statement is based on the structure and operations of the Fund prior to its Liquidation.

INTRODUCTION

Prior to the Liquidation, VIA was the investment adviser for the Fund and employed a “manager of managers” arrangement in managing the assets of the Fund. Under this arrangement, VIA, subject to approval by the Board, could hire, terminate or replace subadvisers that are not “affiliated persons” of the VP Funds or VIA, as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“unaffiliated subadvisers”), and could modify material terms and conditions of subadvisory agreements with unaffiliated subadvisers, without shareholder approval. VIA recommended, and the Board, including a majority of the Directors who are not “interested persons” as defined in the 1940 Act (“Independent Directors”), approved an amendment to the fee schedule (“SIMNA Amendment”) to the existing Investment Subadvisory Agreement (“Subadvisory Agreement”) between the VP Funds, on behalf of the Fund, VIA and Schroder Investment Management North America Inc. (“SIMNA”). The Subadvisory Agreement inclusive of the SIMNA Amendment is hereafter referred to in this Information Statement as the “Amended Subadvisory Agreement.”

Section 15(a) of the 1940 Act generally requires that the shareholders of a mutual fund approve an agreement under which a person serves as investment adviser or subadviser of a fund. In order to employ the “manager of managers” arrangement discussed above, the VP Funds and VIA requested and received the SEC Order. The SEC Order exempts VIA and the VP Funds from the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to approve modifications to material terms and conditions of subadvisory agreements with unaffiliated subadvisers on behalf of the VP Funds without shareholder approval.

Consistent with the SEC Order, at a meeting held on June 17, 2016 (“June Meeting”), VIA recommended, and the Board, including a majority of the Independent Directors, approved the SIMNA Amendment. The SIMNA Amendment incorporates a separate fee schedule that became effective when SIMNA began managing a low duration securitized asset (“LowSec”) strategy for the Fund following SIMNA’s acquisition of the securitized products investment management team (“Brookfield Team”) of Brookfield Investment Management Inc. (“Brookfield”). The acquisition of the Brookfield Team by SIMNA is hereafter referred to in this Information Statement as the “Acquisition.” Prior to the Acquisition, Brookfield was a subadviser to the Fund and the Brookfield Team managed the Fund’s LowSec mandate. The Brookfield Team was integrated into the existing business of SIMNA upon the Acquisition. Prior to the Acquisition, SIMNA managed a low duration credit (“LowCredit”) strategy for the Fund and continued to do so following the Acquisition (prior to the Liquidation).

As discussed later in this Information Statement, the Board carefully considered the subadvisory arrangement with respect to the LowSec strategy and concluded that the approval of the SIMNA Amendment was in the best interests of the Fund and its shareholders. Also at the June Meeting, VIA recommended, and the Board of the VP Funds approved: (i) the termination of Brookfield as a subadviser to the Fund, and (ii) the initial amount of the Fund’s assets to be allocated to SIMNA with respect to implementing the LowSec strategy (and maintaining the amount of assets allocated to SIMNA with respect to the LowCredit strategy). Effective September 19, 2016, SIMNA began managing the LowSec strategy for the Fund under the Amended Subadvisory Agreement and Brookfield no longer managed any assets of the Fund as a subadviser. The changes described above may be collectively referred to below as the “New Subadviser Structure.”

As a condition of relying on the SEC Order, VIA and the VP Funds are required to furnish the Fund’s shareholders with information about new subadvisers within ninety days from the date that the subadvisers are hired. This Information Statement provides that information, along with details of the new subadvisory arrangement for the Fund with SIMNA (including the Amended Subadvisory Agreement) that became effective on September 19, 2016 and was in place prior to the Fund’s Liquidation.

APPOINTMENT OF SIMNA TO MANAGE THE LOWSEC STRATEGY OF THE FUND

At the June Meeting, the Board approved the SIMNA Amendment (i.e., the separate fee schedule for SIMNA for the assets of the Fund allocated to the LowSec strategy) and on September 19, 2016, SIMNA began managing such assets under the Amended Subadvisory Agreement. Prior to the Fund’s Liquidation, Payden & Rygel and SIMNA, with respect to its LowCredit strategy, also served as subadvisers to the Fund.

Under the terms of the Amended Subadvisory Agreement, SIMNA made investment decisions for the assets of the Fund allocated to it by the Adviser prior to the Fund’s Liquidation, and continuously reviewed, supervised and administered the Fund’s investment program with respect to such assets.

VIA’S RECOMMENDATION AND THE BOARD OF DIRECTORS’ DECISION

REGARDING THE SUBADVISER

VIA recommended to the Board that, upon the Acquisition, SIMNA manage the assets formerly allocated to Brookfield on an ongoing basis, and that SIMNA employ a LowSec strategy under the Amended Subadvisory Agreement. VIA recommended that SIMNA serve as a subadviser on an ongoing basis with respect to its LowSec strategy because, among other things, in its view, SIMNA: (i) has an experienced investment team with long tenure among the senior team members; (ii) has a robust infrastructure and support staff; (iii) has historically strong relative performance to benchmark or peers or both; (iv) has positive risk-adjusted results during longer time periods; (v) is an experienced subadviser to other registered mutual funds; and (vi) has a complementary investment strategy that supports the Fund’s multi-management approach. Before approving the New Subadviser Structure, including the SIMNA Amendment, the Board considered the recommendations of, and supporting analyses and data presented by, VIA.

With respect to the Board’s consideration of the New Subadviser Structure, the Directors received written information in advance of the June Meeting from VIA, which included: (1) the factors considered, and conclusions reached, by VIA as a result of the due diligence it conducted relating to the Acquisition and in recommending the Board approve the SIMNA Amendment; (2) the nature, extent and quality of the services that the Brookfield Team currently provides and that the Brookfield Team and SIMNA are expected to provide after the Acquisition; (3) SIMNA’s experience, investment management business, personnel and operations; (4) SIMNA’s brokerage and trading policies and practices; (5) the level of the subadvisory fee to be charged to the Fund by SIMNA under the SIMNA Amendment in connection with the LowSec strategy and certain comparative data, including the fees charged by a group of U.S. separate account investment managers utilizing a U.S. short duration fixed income strategy (“Short-Duration Separate Account Peer Group”); (6) SIMNA’s compliance program; (7) performance information for Brookfield and attributable to the Brookfield Team and such performance compared to a relevant benchmark and peer group; (8) the Fund’s expected overall investment advisory fee and projected total expense ratio compared to a group of mutual funds categorized by Morningstar as short-term bond funds (“Short-Term Bond Peer Group”), taking into account the New Subadviser Structure and SIMNA Amendment; and (9) certain financial information for SIMNA.

In considering the information and materials described above, the Independent Directors received assistance from, and met separately with, their independent legal counsel and were provided with a written description of their statutory responsibilities and the legal standards that are applicable to approvals of advisory agreements.

In determining whether to approve the SIMNA Amendment, the Directors considered the information received in advance of the June Meeting, the presentations made by and discussions held with personnel of VIA, discussions with a representative of SIMNA and Brookfield, and discussions with the VP Funds’ Chief Compliance Officer (“CCO”), as well as a variety of factors. Although not meant to be all-inclusive, the following discusses some of the factors relevant to the Board’s decision to approve the SIMNA Amendment.

Nature, Extent and Quality of Services. With respect to the nature, extent and quality of the investment advisory services to be provided by SIMNA to the Fund with respect to the LowSec strategy following the Acquisition, the Directors considered the Brookfield Team’s investment management process with respect to managing the Fund’s assets currently allocated to Brookfield, and with respect to managing the Fund’s assets to be allocated to it upon the Acquisition, including the experience and capability of the Brookfield Team. The Directors took into account that, based on discussions with SIMNA and a representative of the Brookfield Team, VIA was confident that the investment management services provided to the Fund relating to the LowSec mandate primarily performed by the Brookfield Team will remain intact, and the current investment process and methods utilized by the Brookfield Team in managing the LowSec mandate will remain the same following the Acquisition. The Directors considered VIA’s statement that the Brookfield Team will be able to leverage additional SIMNA’s resources and will have access to expanded investment resources and other sector expertise for the benefit of the Fund. The Directors also considered that the Brookfield Team’s portfolio managers have accepted financial incentives for their continued portfolio management services at SIMNA for several years after the Acquisition. The Board noted that VIA was confident that the Acquisition would not impact SIMNA’s current investment management services to the Fund as a subadviser managing the LowCredit strategy and VIA’s conclusion that the Acquisition would not have a negative impact on the nature, quality or scope of investment management services provided to the Fund. In addition, the Directors considered that the fee schedule under the SIMNA Amendment with respect to the LowSec mandate is the same as the fee schedule currently charged to the Fund by Brookfield under its current subadvisory agreement for the Fund, which became effective on January 11, 2016 (“Brookfield Agreement”). The Directors concluded that the nature, extent and quality of subadvisory services expected to be provided by SIMNA with respect to the LowSec mandate upon the Acquisition supported a decision to approve the SIMNA Amendment.

Investment Performance. The Directors reviewed the investment performance information provided by VIA for Brookfield and attributable to the Brookfield Team, and considered this performance information versus a relevant benchmark and peer group (which was based on information provided by an independent third-party source) and considered VIA’s overall assessment that such performance has been historically strong relative to the benchmark or peer group (or both) over market cycles. The Board concluded that the investment performance record of the Brookfield Team that would continue to manage a portion of the assets of the Fund allocated to SIMNA following the Acquisition supported approval of the SIMNA Amendment.

Subadvisory Fees, Expense Ratio Impact and Economies of Scale. In evaluating the SIMNA Amendment, the Directors considered that the subadvisory fee payable under the Subadvisory Agreement with respect to the assets allocated to the LowSec strategy, taking into account the SIMNA Amendment, is the same as the subadvisory fee payable under the Brookfield Agreement (and that the subadvisory fee payable under the Subadvisory Agreement with respect to the assets allocated to the LowCredit strategy, taking into account the SIMNA Amendment, would not change). The Board noted VIA’s representation that it had recently negotiated the lowest subadvisory fee schedule available for “like accounts” (accounts of similar size and mandate) with Brookfield in connection with the Brookfield Agreement and that VIA believes the SIMNA Amendment is competitive and reasonable. The Directors considered the information provided by VIA regarding the fees charged by Brookfield to comparable accounts (i.e., other funds and accounts with an investment strategy similar to the LowSec strategy) (“fee comparisons”) and noted that, although SIMNA reported that it does not currently manage any comparable accounts, the fee comparisons are expected to be applicable following the Acquisition as SIMNA expects that most of Brookfield’s clients that utilize

Brookfield’s LowSec mandate will transition to SIMNA following the Acquisition. Additionally, the Directors considered that, based on the information provided, VIA expects that the level of service SIMNA is to provide to the Fund with respect to the LowSec strategy appeared to be comparable to the level of service SIMNA provides in connection with its other subadviser relationships.

The Directors also reviewed information provided by VIA (which was based on an independent third-party source) on the fees charged by the Short-Duration Separate Account Peer Group, based upon the assumption that the accounts have assets comparable to the amount of assets to be allocated initially to SIMNA with respect to the LowSec strategy. According to the information provided, the proposed effective fee rate to be paid by the Fund to SIMNA with respect to such strategy at the proposed initial asset allocation level would be below the median fee charged by the Short-Duration Separate Account Peer Group and would rank in the second quartile of such group of managers.

The Directors also considered information provided by VIA showing that there would be no change in the overall subadvisory fees and, therefore, no change in the total expense ratio of the Fund as a result of the New Subadviser Structure and taking into account the SIMNA Amendment. Referring to the comparative Short-Term Bond Peer Group data provided by VIA in connection with the June Meeting, the Directors noted that the expected total investment advisory fee and expected total expense ratio for the Fund, taking into account the New Subadviser Structure and the SIMNA Amendment, would continue to be below the average and median investment advisory fee and average and median expense ratio of the Short-Term Bond Peer Group, respectively.

The foregoing comparisons assisted the Directors in determining to approve the SIMNA Amendment by providing them with a basis for evaluating the SIMNA Amendment, including in light of the Fund’s expected overall investment advisory fee and total expense ratio, on a relative basis.

The Directors also reviewed the information provided by SIMNA regarding the estimated profits to be realized due to its relationship with the Fund, taking into account the SIMNA Amendment. With respect to whether economies of scale may be realized by SIMNA as the assets of the Fund managed by the subadviser grow, and whether the SIMNA Amendment reflects these economies, the Directors noted that the SIMNA Amendment includes a breakpoint with respect to the LowSec strategy and breakpoints with respect to the LowCredit strategy, whereby the Fund and its shareholders benefit from a reduced subadvisory fee rate at a certain asset levels. The Directors also considered that the SIMNA Amendment was the product of arms-length negotiations.

The Board considered whether there are any “fall-out” or ancillary benefits that may accrue to SIMNA as a result of its relationship with the Fund. The Directors noted that SIMNA does not anticipate “fall-out” or ancillary benefits of any significance due to its relationship with the Fund, other than providing exposure to broker-dealers or investment advisers who may offer SIMNA the opportunity to participate in other lines of business such as subadvisory, separate account wrap programs or model manager programs.

Other Considerations. The Directors also considered VIA’s assessment that the LowSec strategy which will continue to be managed by the Brookfield Team upon the Acquisition will continue to serve as an important complimentary role for the multi-managed Fund, providing both return and risk diversification benefits.

Conclusion. After evaluating the information described above and full consideration of the foregoing factors, with no single factor identified as being of paramount importance, the Directors, including a majority of the Independent Directors, concluded that the subadvisory fee to be paid to SIMNA under the SIMNA Amendment in connection with the LowSec strategy is reasonable (the Directors previously evaluated and considered the reasonableness of the fee paid to SIMNA in connection with the LowCredit strategy at its January 26, 2016 meeting), and that approval of the SIMNA Amendment was in the best interests of the Fund, and approved the SIMNA Amendment and the fee to be paid to SIMNA.

THE SUBADVISORY AGREEMENT

The Amended Subadvisory Agreement with SIMNA has terms substantially similar to the terms of the agreements with other subadvisers to the Fund, except for the fee rate payable by the Fund to SIMNA. In addition, except for the fee rate payable by the Fund to SIMNA under the Amended Subadvisory Agreement, the Amended Subadvisory

Agreement has terms identical to the Subadvisory Agreement. Under the Amended Subadvisory Agreement, SIMNA made all investment decisions for the applicable portion of the Fund’s assets allocated to it under two separate mandates (the LowCredit and LowSec strategies), and continuously reviewed, supervised and administered the Fund’s investment program with respect to those assets. SIMNA discharged its responsibilities under the Amended Subadvisory Agreement subject to the supervision of VIA and the Board, and had agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The Subadvisory Agreement was originally dated October 11, 2013, and was amended on January 1, 2016 and amended on September 19, 2016 (pursuant to the SIMNA Amendment). The SIMNA Agreement originally had a term ending February 28, 2017, but will be terminated prior to this date in connection the Fund’s Liquidation.

For its services to the Fund under the SIMNA Amendment, SIMNA receives a quarterly subadvisory fee based on the average daily net asset value of the assets of the Fund allocated to SIMNA’s LowSec strategy, with annual rates as follows: 0.250% on the first $50 million, 0.150% on all amounts in excess of $50 million. These fee rates are the same as those under the Brookfield Agreement. In addition to the fees for managing the LowSec strategy under the SIMNA Amendment, SIMNA receives a quarterly subadvisory fee based on the average daily net asset value of the assets of the Fund allocated to SIMNA’s LowCredit strategy, with annual rates as follows: 0.250% on the first $100 million; 0.125% on the next $400 million; 0.100% on the next $500 million; and 0.080% on all assets over $1 billion.

The Fund did not make any payments to any affiliated person of SIMNA during the fiscal year ended December 31, 2015. SIMNA is not an “affiliated person” of VIA (as that term is defined in the 1940 Act).

ADDITIONAL INFORMATION ABOUT THE SUBADVISER

SIMNA, with its principal offices at 875 Third Avenue, New York, New York 10022, is a wholly owned subsidiary of Schroder U.S. Holdings Inc. (“SUSHI”). SUSHI is a wholly owned subsidiary of Schroder International Holdings Limited, which is a wholly owned subsidiary of Schroder Administration Limited, which is a wholly owned subsidiary of Schroders plc, a London Stock Exchange-listed global asset management company. SUSHI’s business address is 875 Third Avenue, New York, New York 10022. Schroder International Holdings Limited’s, Schroder Administration Limited’s and Schroders plc’s business address is 31 Gresham Street, London, United Kingdom EC2V 7QA.

The principal executive officers and directors of SIMNA, and their principal occupations, are as follows. The address of each individual is 875 Third Avenue, New York, New York 10022.

Name	Title(s) and Principal Occupation
Karl F. Dasher	Chief Executive Officer, Chairman and Director
Mark A. Hemenetz	Chief Operating Officer and Director
Henry Philip	Director
Carin F. Muhlbaum	General Counsel
Joseph J. Bertini	Chief Compliance Officer and Director

Information regarding a U.S. registered investment company with a similar investment objective to the Fund prior to the Liquidation is provided in Appendix A to this Information Statement.

THE INVESTMENT ADVISER AND THE

MASTER INVESTMENT ADVISORY AGREEMENT

VIA, located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, is a wholly owned subsidiary of and controlled by the ICMA Retirement Corporation (“ICMA-RC”), a retirement plan administrator and investment adviser whose principal investment advisory client is VantageTrust Company, LLC (“Trust Company”). ICMA-RC was established in 1972 as a not-for-profit organization to assist state and local governments and their agencies and instrumentalities in the establishment and maintenance of deferred compensation and qualified retirement plans for the employees of such public sector entities. ICMA-RC has been registered as an investment adviser with the SEC since 1983. VIA is a Delaware limited liability company and has been registered as an investment adviser with the SEC since 1999.

Robert Schultze serves as President and Chief Executive Officer of ICMA-RC; Manager and President of VIA; and President and Principal Executive Officer of the VP Funds. Michael Guarasci serves as Senior Vice President and Chief Financial Officer of ICMA-RC; Treasurer of VIA; and Treasurer of the VP Funds. Angela Montez serves as Senior Vice President, Secretary and General Counsel of ICMA-RC; Secretary of VIA; and Secretary of the VP Funds. Karen McBarnette serves as CCO and Senior Vice President of ICMA-RC; CCO of VIA; and CCO and Vice President of the VP Funds.

VIA and the VP Funds entered into a Master Investment Advisory Agreement (“Master Agreement”) pursuant to which VIA provides investment advisory services to the Fund. The Master Agreement, dated March 1, 1999, as amended December 1, 2000, July 1, 2005, December 4, 2010, and March 26, 2011, was last approved by shareholders of the Fund on February 28, 1999. On January 28, 2016, the Board approved the continuance of the Master Agreement through February 28, 2017. However, the Master Agreement is expected to be terminated prior to this date in connection with the termination and winding-up of the VP Funds. VIA’s advisory services include fund design, establishment of fund investment objectives and strategies, selection and management of subadvisers, performance monitoring, and supervising and formulating each fund’s investment program. Additionally, VIA furnishes periodic reports to the Board regarding the investment strategy and performance of each series of the VP Funds.

Pursuant to the Master Agreement, the Fund compensates VIA for these services by paying VIA an annual advisory fee assessed against average daily net assets of the Fund of 0.10%. VIA earned $814,871 in advisory fees for services provided to the Fund for the fiscal year ended December 31, 2015.

SUBADVISERS AND SUBADVISORY FEES PAID

Information comparing the subadvisory fees paid by the Fund during the period from January 1, 2016 through June 30, 2016, to the subadvisory fees that would have been paid by the Fund had SIMNA been a subadviser for the LowSec strategy under the Amended Subadvisory Agreement during the same period is provided as Appendix B to this Information Statement.

PAYMENTS OF COMMISSIONS TO AFFILIATED BROKERS

The Fund did not make any payments of commissions to any of its affiliated brokers during the fiscal year ended December 31, 2015.

SHARES OUTSTANDING AND BENEFICIAL OWNERS OF THE FUND’S SHARES

Shares Outstanding – As of September 30, 2016, the Fund had 74,570,146 outstanding shares. Prior to the Fund’s Liquidation, each share entitled the holder to one vote (and each fractional share entitled to a proportionate fractional vote).

Control Persons – Prior to the Fund’s Liquidation, a majority of the voting shares of the Fund were held, either directly, or indirectly through certain of the Vantagepoint Model Portfolio Funds and Milestone Funds, by VantageTrust, VantageTrust II Multiple Collective Investment Funds Trust and VantageTrust III Master Collective Investment Funds Trust, group trusts sponsored and maintained by the Trust Company (collectively, “VantageTrust”). VantageTrust, located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, was established for the purpose of holding and investing the assets of public sector retirement and deferred compensation plans. Prior to the Fund’s Liquidation, the Trust Company had the power to vote the shares of the Fund held directly by VantageTrust. Pursuant to VIA’s proxy voting policies, VIA generally would seek instructions from the board of directors of the Trust Company on how to vote the shares of the Fund held by the Vantagepoint Model Portfolio Funds and Milestone Funds, and would cast the Fund’s votes in accordance with the instructions received. Prior to the Fund’s Liquidation, the Trust Company, directly or indirectly, had the power to vote more than 25% of the Fund’s voting securities and thus under the 1940 Act was considered a “control person” of the Fund. As a control person of the Fund, the Trust Company had the ability to control the outcome of matters submitted to the vote of shareholders. Both the Trust Company and VIA are wholly owned subsidiaries of ICMA-RC.

Principal Holders – Below are the names, addresses, and amount and percentage of shares owned by class of each person (or entity) that owned of record or was known to own beneficially 5% or more of any class of the Fund’s outstanding shares as of September 30, 2016:

Name	Address	Class	Amount of shares owned	Percentage Owned
VantageTrust	777 N. Capitol Street, NE Washington, DC 20002	T Shares	74,570,146	100%

Also, as of September 30, 2016, the Directors and executive officers of the VP Funds, both individually and as a group, did not directly own any class of the Fund’s outstanding voting securities.

GENERAL INFORMATION

Distributor

Prior to the VP Fund Liquidation, ICMA-RC Services, LLC (“RC Services”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, served as the distributor of the VP Funds’ shares pursuant to a Distribution Agreement. RC Services is a wholly owned subsidiary of ICMA-RC and an “affiliated person” of VIA (as that term is defined under the 1940 Act). Robert Schultze serves as President of RC Services. The VP Funds did not pay any commissions to RC Services during the fiscal year ended December 31, 2015.

Transfer Agent and Administrator

Prior to the VP Fund Liquidation, Vantagepoint Transfer Agents, LLC (“VTA”), located at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002, was the designated transfer agent of the VP Funds and, pursuant to a Transfer Agency and Administrative Services Agreement, also provided certain transfer agency and administrative shareholder support services for the VP Funds related to the retirement plans and other investors investing in the VP Funds. VTA is a wholly owned subsidiary of ICMA-RC and an “affiliated person” of VIA (as that term is defined under the 1940 Act). Robert Schultze serves as President of VTA. For the fiscal year ended December 31, 2015, VTA received $965,005 in fees for services provided to the Fund.

The VP Funds entered into a Mutual Funds Service Agreement with J.P. Morgan Investor Services Co. (whose successor in interest is JPMorgan Chase Bank, NA) (“JP Morgan”), located at 70 Fargo Street, Boston, MA 02210, whereby JP Morgan performs certain financial reporting, tax services, fund accounting, administrative and portfolio compliance services for the VP Funds.

HOUSEHOLDING

If you request a paper copy of this Information Statement, only one copy of this Information Statement will be mailed to your household, even if more than one person in the household is a Fund shareholder of record, unless the VP Funds have received instructions to the contrary. If you need additional copies of this Information Statement, please contact the VP Funds toll free at 1-800-669-7400 or in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, contact the VP Funds in writing at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or toll free at 1-800-669-7400.

FINANCIAL INFORMATION

Shareholders can obtain a copy of the VP Funds’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by writing the VP Funds at 777 North Capitol Street, NE, Suite 600, Washington, DC 20002 or by calling the VP Funds toll free at 1-800-669-7400.

APPENDIX A

U.S. Registered Investment Company with Objectives Similar to the Fund

SIMNA provided the information in the following chart.

Name of Fund	Approximate Total Fund Assets Subadvised as of September 30, 2016	Fee Schedule	Contractual Waiver or Reduction of Advisory Fee
SEI Opportunistic Income Fund	$390,934,391	0.15%	N/A

Note: As of September 30, 2016, SIMNA’s allocation for the LowSec mandate was approximately $109.963 million of the Fund’s total assets.

APPENDIX B

	Column A Actual Subadvisory Fees Paid by the Fund During the January 1, 2016 through June 30, 2016 (the “2016 Period”)*	Column B Subadvisory Fees That Would Have Been Paid by the Fund During the 2016 Period Based on the New Subadviser Structure
Brookfield	$44,256	N/A
Payden & Rygel	$182,345	$182,345
SIMNA (for the existing LowCredit Strategy)	$289,786	$289,786
SIMNA (for the new LowSec Strategy)	N/A	$44,256
Total	$516,387	$516,387

*	The Brookfield Agreement became effective on January 1, 2016 and Brookfield began managing assets as a subadviser of the Fund on January 11, 2016. The 2016 Period shown above reflects actual subadvisory fees paid by the Fund from January 1, 2016 through June 30, 2016.

The difference between the actual subadvisory fees paid by the Fund to Brookfield, Payden & Rygel and SIMNA, which takes into account the allocation of the Fund’s net assets among the subadvisers in place during the 2016 Period (Column A), and the subadvisory fees that would have been paid by the Fund to Payden & Rygel and SIMNA had SIMNA served as a subadviser to the LowSec strategy during that period, taking into account the New Subadviser Structure (i.e., based on the Fund’s subadvisers and allocations effective as of September 19, 2016) (Column B), is $0.